Pricing Supplement Dated July 19, 2019 Registration Statement No. 333-225551	July 2019 Filed pursuant to Rule 424(b)(2) (To Prospectus dated October 31, 2018 and Product Supplement dated October 31, 2018)

Structured Investments

Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due July 22, 2022

$1,396,030 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF

Contingent Income Auto-Callable Securities (the “securities”) offer the opportunity for investors to earn a contingent payment with respect to each determination date on which the closing price of the underlying fund is equal to or greater than 75.00% of the initial price, which we refer to as the downside threshold level. In addition, if the closing price of the underlying fund is equal to or greater than the call threshold level on any determination date, the securities will be redeemed early or repaid at maturity, as applicable, for an amount per security equal to the stated principal amount plus the applicable contingent payment. However, if on any determination date the closing price of the underlying fund is less than the call threshold level, the securities will not be redeemed early and if that closing price is less than the downside threshold level, you will not receive any contingent payment for that period. As a result, investors must be willing to accept the risk of not receiving any contingent payments. Furthermore, UBS has elected to deliver cash in lieu of shares and investors will receive less than the stated principal amount, if anything, if the securities are not redeemed early and the closing price of the underlying fund is less than the downside threshold level on the final determination date. In this case, you will suffer a percentage loss that is equal to the underlying return of the underlying fund over the term of the securities and, in extreme situations, you could lose all of your initial investment. Accordingly, the securities do not guarantee any return of principal at maturity. Investors will not participate in any appreciation of the underlying fund and must be willing to accept the risk of not receiving any contingent payments over the term of the securities. The securities are unsubordinated, unsecured debt obligations issued by UBS AG, and all payments on the securities are subject to the credit risk of UBS AG.

SUMMARY TERMS
Issuer:	UBS AG London Branch
Underlying fund:	Shares of the VanEck Vectors® Gold Miners ETF (Bloomberg Ticker: “GDX”)
Aggregate principal amount:	$1,396,030
Stated principal amount:	$10.00 per security
Issue price:	$10.00 per security (see “Commissions and issue price” below)
Pricing date:	July 19, 2019
Original issue date:	July 24, 2019. We expect to deliver each offering of the securities against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities in the secondary market on any date prior to two business days before delivery of the securities will be required, by virtue of the fact that each security initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Maturity date:	July 22, 2022, subject to postponement for certain market disruption events and as described under “General Terms of the Securities — Market Disruption Events” and “— Payment Dates — Maturity Date” in the accompanying product supplement.
Early redemption:	If, on any determination date (other than the final determination date), the closing price of the underlying fund is equal to or greater than the call threshold level, the securities will be redeemed early and we will pay the early redemption amount on the first contingent payment date immediately following the related determination date.
Early redemption amount:	The early redemption amount will be an amount equal to (i) the stated principal amount plus (ii) the contingent payment with respect to the related determination date.
Contingent payment:

▪    If, on any determination date, the closing price or the final price is equal to or greater than the downside threshold level, we will pay a contingent payment of $0.2188 (equivalent to 8.75% per annum of the stated principal amount) per security on the related contingent payment date.

▪    If, on any determination date, the closing price or the final price is less than the downside threshold level, no contingent payment will be made with respect to that determination date.

Determination dates:	October 21, 2019, January 21, 2020, April 20, 2020, July 20, 2020, October 19, 2020, January 19, 2021, April 19, 2021, July 19, 2021, October 19, 2021, January 19, 2022, April 19, 2022 and July 19, 2022, subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Securities — Valuation Dates”, “— Final Valuation Date” and “— Market Disruption Events” in the accompanying product supplement). We also refer to July 19, 2022 as the final determination date. References in the accompanying product supplement to one or more “valuation dates” shall mean the determination dates for purposes of the market disruption event provisions in the accompanying product supplement.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent payment, if any, with respect to the final determination date will be made on the maturity date.
Payment at maturity:	▪ If the final price is equal to or greater than the downside threshold level:	(i) the stated principal amount plus (ii) the contingent payment with respect to the final determination date
	▪ If the final price is less than the downside threshold level:	the cash value
UBS has elected to deliver to you cash in lieu of shares, and your payment at maturity for each security will be the cash value.
Exchange ratio:	The quotient of the stated principal amount divided by the initial price.
Cash value:	The exchange ratio multiplied by the final price.
Call threshold level:	$27.98, which is equal to 100.00% of the initial price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement)
Downside threshold level:	$20.99, which is equal to 75.00% of the initial price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement)
Initial price:

$27.98, which is equal to the closing price of the underlying fund on the pricing date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement)

Final price:	The closing price of the underlying fund on the final determination date.
CUSIP / ISIN:	90281D706 / US90281D7066
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation Agent:	UBS Securities LLC
Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per security	100.00%	2.00%(a) + 0.50%(b) 2.50%	97.50%
Total	$1,396,030.00	$34,900.75	$1,361,129.25
(1)	UBS Securities LLC has agreed to purchase from UBS AG the securities at the price to public less a fee of $0.25 per $10.00 stated principal amount of securities. UBS Securities LLC has agreed to resell all of the securities to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:
(a)	a fixed sales commission of $0.20 per $10.00 stated principal amount of securities that Morgan Stanley Wealth Management sells and
(b)	a fixed structuring fee of $0.05 per $10.00 stated principal amount of securities that Morgan Stanley Wealth Management sells,

each payable to Morgan Stanley Wealth Management. See “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the securities as of the pricing date is $9.667. The estimated initial value of the securities was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” beginning on page 11 of this document.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

You should read this document together with the accompanying product supplement and the accompanying prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement dated October 31, 2018	Prospectus dated October 31, 2018

Contingent Income Auto-Callable Securities due July 22, 2022 $1,396,030 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF

Additional Information about UBS and the Securities

UBS AG (“UBS”) has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission (the “SEC”) for the securities to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

▪	Prospectus dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm
▪	Product supplement dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000091412118002085/ub47016353-424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refers to the Contingent Income Auto-Callable Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated October 31, 2018, and references to the “accompanying product supplement” mean the UBS product supplement titled “Market-Linked Securities Product Supplement”, dated October 31, 2018.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

In the event of any discrepancies between this document, the accompanying product supplement and the accompanying prospectus, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and finally, the accompanying prospectus.

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Contingent Income Auto-Callable Securities due on or about July 22, 2022 $1,396,030 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF

Investment Summary

The Contingent Income Auto-Callable Securities due July 22, 2022 based on the performance of the shares of the VanEck Vectors® Gold Miners ETF, which we refer to as the securities, provide an opportunity for investors to earn a contingent payment, which is an amount equal to $0.2188 (equivalent to 8.75% per annum of the stated principal amount) per security, with respect to each determination date on which the closing price or the final price, as applicable, is equal to or greater than 75.00% of the initial price, which we refer to as the downside threshold level. The contingent payment, if any, will be payable on the relevant contingent payment date, which is the third business day after the related determination date, except that the contingent payment date for the final determination date will be the maturity date. It is possible that the closing price of the underlying fund could remain less than the downside threshold level for extended periods of time or even throughout the term of the securities so that you may receive few or no contingent payments.

If the closing price is equal to or greater than the call threshold level on any of the determination dates other than the final determination date, the securities will be automatically redeemed for an early redemption amount equal to (i) the stated principal amount plus (ii) the contingent payment otherwise payable with respect to the related determination date. If the securities have not previously been redeemed early and the final price is equal to or greater than the downside threshold level, the payment at maturity will also be the sum of (i) the stated principal amount and (ii) the contingent payment otherwise payable with respect to the final determination date. If, however, the securities are not redeemed early and the final price is less than the downside threshold level, investors will be exposed to the decline in the closing price of the underlying fund, as compared to the initial price, on a 1 to 1 basis and investors will be entitled to receive the cash value, which will be equal to the exchange ratio multiplied by the final price. The cash value on the final determination date will be less than 75.00% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing a significant portion and, in extreme situations, all of their initial investment and also the risk of not receiving any contingent payments. In addition, investors will not participate in any appreciation of the underlying fund.

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Contingent Income Auto-Callable Securities due on or about July 22, 2022 $1,396,030 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF

Key Investment Rationale

The securities offer the opportunity for investors to earn a contingent payment equal to $0.2188 (equivalent to 8.75% per annum of the stated principal amount) per security, with respect to each determination date on which the closing price or the final price is equal to or greater than 75.00% of the initial price, which we refer to as the downside threshold level. The securities may be redeemed early for an early redemption amount equal to (i) the stated principal amount per security plus (ii) the applicable contingent payment and the payment at maturity will vary depending on the final price, as follows:

Scenario 1

On any determination date other than the final determination date, the closing price is equal to or greater than the call threshold level.

▪   The securities will be automatically redeemed early for an early redemption amount equal to (i) the stated principal amount plus (ii) the contingent payment with respect to the related determination date.

▪   Investors will not participate in any appreciation of the underlying fund from the initial price.

Scenario 2

The securities are not automatically redeemed early and the final price is equal to or greater than the downside threshold level.

▪   The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent payment with respect to the final determination date.

▪   Investors will not participate in any appreciation of the underlying fund from the initial price.

Scenario 3

The securities are not automatically redeemed early and the final price is less than the downside threshold level.

▪   The payment due at maturity will be the cash value.

▪   Investors will lose a significant portion and may lose all of their initial investment in this scenario.

Investing in the securities involves significant risks. You may lose a significant portion and, in extreme situations, all of your initial investment. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the securities and you could lose all of your initial investment.

The securities will not pay a contingent payment on a contingent payment date (including the maturity date) if the closing price is less than the downside threshold level on the related determination date. The securities will not be subject to an early redemption if the closing price is less than the call threshold level on a determination date. If the securities are not redeemed early, you will lose a significant portion and, in extreme situations, all of your initial investment at maturity if the final price is less than the downside threshold level.

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Contingent Income Auto-Callable Securities due on or about July 22, 2022 $1,396,030 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF

Investor Suitability

The securities may be suitable for you if:

▪	You fully understand the risks of an investment in the securities, including the risk of loss of all of your initial investment.
▪	You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying fund.
▪	You believe the closing price of the underlying fund will be equal to or greater than the downside threshold level on the specified determination dates (including the final determination date).
▪	You understand and accept that you will not participate in any appreciation in the price of the underlying fund and that any potential positive return is limited to the contingent payments specified herein.
▪	You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying fund.
▪	You are willing to invest in the securities based on the contingent payment, the downside threshold level and the call threshold level specified on the cover hereof.
▪	You are willing to forgo any dividends paid on the underlying fund and you do not seek guaranteed current income from this investment.
▪	You are willing to invest in securities that may be redeemed prior to the maturity date and you are otherwise willing to hold such securities to maturity, a term of approximately 3 years, and accept that there may be little or no secondary market.
▪	You are willing to assume the credit risk of UBS for all payments under the securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
▪	You understand that the estimated initial value of the securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The securities may not be suitable for you if:

▪	You do not fully understand the risks of an investment in the securities, including the risk of loss of all of your initial investment.
▪	You require an investment designed to provide a full return of principal at maturity.
▪	You cannot tolerate a loss of a significant portion or all of your initial investment, or you are not willing to make an investment that may have the same downside market risk as an investment in the underlying fund.
▪	You believe that the price of the underlying fund will decline during the term of the securities and is likely to be less than the downside threshold level on the determination dates (including the final determination date).
▪	You seek an investment that participates in the full appreciation in the price of the underlying fund or that has unlimited return potential.
▪	You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying fund.
▪	You are unwilling to invest in the securities based on the contingent payment, the downside threshold level or the call threshold level specified on the cover hereof.
▪	You prefer to receive any dividends paid on the underlying fund or you seek guaranteed current income from this investment.
▪	You are unable or unwilling to hold securities that may be redeemed prior to the maturity date, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 3 years, or you seek an investment for which there will be an active secondary market.
▪	You are not willing to assume the credit risk of UBS for all payments under the securities, including any repayment of principal.

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Contingent Income Auto-Callable Securities due on or about July 22, 2022 $1,396,030 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing price and (2) the final price.

Diagram #1: Determination Dates Other Than the Final Determination Date

Diagram #2: Payment at Maturity if No Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” beginning on the following page.

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Contingent Income Auto-Callable Securities due on or about July 22, 2022 $1,396,030 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your security are specified on the cover hereof; amounts may have been rounded for ease of analysis):

Hypothetical Initial Price:	$25.00
Hypothetical Call Threshold Level:	$25.00, which is equal to 100% of the hypothetical initial price
Hypothetical Downside Threshold Level:	$18.75, which is equal to 75.00% of the hypothetical initial price
Hypothetical Exchange Ratio*:	The quotient of the stated principal amount divided by the hypothetical initial price
Hypothetical Contingent Payment:	$0.2188 (equivalent to 8.75% per annum of the stated principal amount) per security
Stated Principal Amount:	$10.00 per security
*	UBS has elected to pay the cash value if the final price is less than the downside threshold level.

In Examples 1 and 2 the closing price of the underlying fund fluctuates over the term of the securities and the closing price of the underlying fund is equal to or greater than the hypothetical call threshold level of $25.00 on one of the determination dates (other than the final determination date). Because the closing price is equal to or greater than the call threshold level on one of the determination dates (other than the final determination date), the securities are redeemed early following the relevant determination date. In Examples 3 and 4, the closing price on each of the determination dates (other than the final determination date) is less than the call threshold level, and, consequently, the securities are not redeemed early, and remain outstanding until maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount*	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount
#1	$26.00	—*	$10.2188	$19.25	$0.2188	N/A
#2	N/A	N/A	N/A	$18.00	$0	N/A
#3	N/A	N/A	N/A	$15.70	$0	N/A
#4	N/A	N/A	N/A	$22.10	$0.2188	N/A
#5	N/A	N/A	N/A	$17.50	$0	N/A
#6	N/A	N/A	N/A	$30.00	—*	$10.2188
#7	N/A	N/A	N/A	N/A	N/A	N/A
#8	N/A	N/A	N/A	N/A	N/A	N/A
#9	N/A	N/A	N/A	N/A	N/A	N/A
#10	N/A	N/A	N/A	N/A	N/A	N/A
#11	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A			N/A

*	The early redemption amount includes the unpaid contingent payment with respect to the determination date on which the closing price is equal to or greater than the call threshold level and the securities are redeemed early as a result.

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Contingent Income Auto-Callable Securities due on or about July 22, 2022 $1,396,030 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF

▪	In Example 1, the securities are redeemed early following the first determination date as the closing price on the first determination date is equal to or greater than the call threshold level. You receive the early redemption amount, calculated as follows:

Stated Principal Amount + Contingent Payment = $10.00 + $0.2188 = $10.2188

In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments. Your total return per security in this example is $10.2188 (a 2.188% total return on the securities).

▪	In Example 2, the securities are redeemed early following the sixth determination date as the closing price on the sixth determination date is equal to or greater than the call threshold level. As the closing price on the first, fourth and sixth determination date is equal to or greater than the downside threshold level, you receive the contingent payment of $0.2188 with respect to each such determination date. Following the sixth determination date, you receive an early redemption amount of $10.2188, which includes the contingent payment with respect to the sixth determination date.

In this example, the early redemption feature limits the term of your investment to approximately 18 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments. Further, although the underlying fund has appreciated by 20% from its initial price on the sixth determination date, you only receive $10.2188 per security and do not benefit from such appreciation. When added to the contingent payments of $0.4376 received in respect of the prior determination dates, UBS will have paid you a total of $10.6564 per security for a 6.564% total return on the securities.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount
#1	$18.20	$0	N/A	$15.50	$0	N/A
#2	$16.50	$0	N/A	$17.60	$0	N/A
#3	$17.30	$0	N/A	$18.20	$0	N/A
#4	$14.90	$0	N/A	$17.20	$0	N/A
#5	$17.10	$0	N/A	$18.40	$0	N/A
#6	$18.10	$0	N/A	$14.90	$0	N/A
#7	$17.50	$0	N/A	$17.70	$0	N/A
#8	$16.30	$0	N/A	$18.50	$0	N/A
#9	$15.10	$0	N/A	$15.30	$0	N/A
#10	$17.70	$0	N/A	$17.20	$0	N/A
#11	$18.00	$0	N/A	$16.80	$0	N/A
Final Determination Date	$10.00	—*	N/A	$22.50	—*	N/A
Payment at Maturity	$4.00			$10.2188

*	The final contingent payment, if any, will be paid at maturity.

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Contingent Income Auto-Callable Securities due on or about July 22, 2022 $1,396,030 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF

Examples 3 and 4 illustrate the payment at maturity per security based on the final price.

▪	In Example 3, the closing price of the underlying fund remains less than the downside threshold level throughout the term of the securities. As a result, you do not receive any contingent payments during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying fund. As the final price is less than the downside threshold level, investors will receive the cash value at maturity, calculated as follows:

Cash Value = Exchange Ratio x Final Price

$4.00 = ($10.00 / $25.00) x $10.00

In this example, your payment at maturity is significantly less than the stated principal amount. Your total return per security in this example is $4.00 (a 60.00% loss on the securities).

▪	In Example 4, the closing price of the underlying fund is less than the downside threshold on each determination date and, as a result, you do not receive any contingent payments during the term of the securities. On the final determination date, the closing price of the underlying fund decreases from the initial price to a final price of $22.50. Although the final price is less than the initial price, because the final price is equal to or greater than the downside threshold level, you receive the stated principal amount plus a contingent payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$10.00 + $0.2188 = $10.2188

In this example, although the final price represents a 10.00% decline from the initial price, you receive the stated principal amount per security plus the contingent payment, equal to a total payment of $10.2188 per security at maturity. Your total return per security in this example is $10.2188 (a 2.188% total return on the securities).

Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the securities are not redeemed early, you may lose a significant portion or all of your initial investment. Specifically, if the securities are not redeemed early and the final price is less than the downside threshold level, UBS has elected to deliver to you the cash value, which is expected to be worth significantly less than your stated principal amount resulting in a loss of a significant portion or all of your initial investment.

The securities will not pay a contingent payment if the closing price is less than its downside threshold level on any determination date. The securities will not be subject to an early redemption if the closing price is less than its call threshold level on any determination date.

Any payment to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the securities and you could lose all of your initial investment.

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Contingent Income Auto-Callable Securities due on or about July 22, 2022 $1,396,030 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement. We urge to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the stated principal amount at maturity. Instead, if the securities have not been redeemed early and if the final price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying fund, as compared to the initial price, on a 1 to 1 basis and you will receive for each security that you hold at maturity the cash value, which is equal to the exchange ratio multiplied by the final price. The cash value of those shares on the final determination date will be less than 75.00% of the stated principal amount and could be zero.
▪	The contingent payment, if any, is based solely on the closing prices of the underlying fund on the specified determination dates. Whether the contingent payment will be made with respect to a determination date will be based on the closing price or the final price, as applicable, of the underlying fund on such date. As a result, you will not know whether you will receive the contingent payment until the related determination date. Moreover, because the contingent payment is based solely on the closing price on a specific determination date or the final price, if that closing price or final price is less than the downside threshold level, you will not receive any contingent payment with respect to that determination date, even if the closing price of the underlying fund was higher on other days during the term of the securities.
▪	You will not receive any contingent payment for any quarterly period where the closing price of the underlying fund on the determination date is less than the downside threshold level. A contingent payment will be made with respect to a period only if the closing price is equal to or greater than the downside threshold level. If the closing price remains less than the downside threshold level on each determination date over the term of the securities, you will not receive any contingent payment.
▪	Your potential return on the securities is limited and you will not participate in any appreciation of the underlying fund. The return potential of the securities is limited to the pre-specified contingent payment rate, regardless of the appreciation of the underlying fund. In addition, your return on the securities will vary based on the number of determination dates for which the requirements of the contingent payment have been met prior to maturity or an early redemption. Furthermore, if the securities are redeemed prior to maturity, you will not receive any contingent payments or any other payment in respect of any determination dates after the applicable contingent payment date, and your return on the securities could be less than if the securities remained outstanding until maturity. If the securities are not redeemed prior to maturity, you may be subject to the depreciation in the price of the underlying fund even though you cannot participate in any appreciation in the price of the underlying fund. As a result, the return on an investment in the securities could be less than the return on a direct investment in the underlying fund.
▪	Higher contingent payments are generally associated with a greater risk of loss. Greater expected volatility with respect to the underlying fund reflects a higher expectation as of the pricing date that the closing price of such stock could close less than its downside threshold level on the final determination date of the securities. This greater expected risk will generally be reflected in a higher contingent payment rate for that security. “Volatility” refers to the frequency and magnitude of changes in the price of the underlying fund. However, while the contingent payment rate was set on the pricing date, a stock’s volatility can change significantly over the term of the securities. The closing price of the underlying fund for your securities could fall sharply, which could result in the loss of all or a substantial portion of your initial investment.
▪	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the early redemption feature of the securities. If the securities are redeemed early, you will receive no more contingent payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.
▪	The securities are subject to the credit risk of UBS AG, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on UBS AG’s ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the market value of the securities. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose a significant portion or all of your initial investment.

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▪	Market risk. The return on the securities, which may be negative, is linked to the performance of the underlying fund and indirectly linked to the value of the securities comprising the underlying fund (the “underlying constituents”) and their issuers (the “underlying constituent issuers”) on each determination date during the term of the securities. The closing price of the underlying fund can rise or fall sharply due to factors specific to that underlying fund, its underlying constituents, and the underlying constituent issuers, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. You, as an investor in the securities, should make your own investigation into the underlying fund and the underlying constituents for your securities. For additional information regarding the underlying fund, please see “Information about the Underlying Fund” below and the issuer of the underlying fund’s (the “underlying fund issuer’s”) SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the underlying fund issuer with the SEC.

▪        Fair value considerations.

o	The issue price you pay for the securities exceeds their estimated initial value. The issue price you pay for the securities exceeds their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the pricing date, we have determined the estimated initial value of the securities by reference to our internal pricing models and the estimated initial value of the securities is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the securities incorporate certain variables, including the price, volatility and any dividends paid on the underlying fund, prevailing interest rates, the term of the securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the securities to you. Due to these factors, the estimated initial value of the securities as of the pricing date is less than the issue price you pay for the securities.
o	The estimated initial value is a theoretical price and the actual price that you may be able to sell your securities in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your securities at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the securities determined by reference to our internal pricing models. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.
o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the securities as of the pricing date. We may determine the economic terms of the securities, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the securities cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the securities as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the securities.

▪        Limited or no secondary market and secondary market price considerations.

o	There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required to make a market for the securities and may stop making a market at any time. If you are able to sell your securities prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the securities will develop. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.

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o	The price at which UBS Securities LLC and its affiliates may offer to buy the securities in the secondary market (if any) may be greater than UBS’ valuation of the securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the securities, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
o	Price of securities prior to maturity. The market price of the securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying fund; the volatility of the underlying fund; any dividends paid on the underlying fund; the time remaining to the maturity of the securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the securities.
o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the securities in any secondary market.
▪	Investors will not participate in any appreciation in the closing price of the underlying fund and will not have the same rights as holders of the underlying fund. Investors will not participate in any appreciation in the closing price of the underlying fund from the initial price, and the return on the securities will be limited to the contingent payment that is paid with respect to each determination date on which the closing price or the final price is equal to or greater than the downside threshold level. It is possible that the closing price of the underlying fund could be less than the downside threshold level on most or all of the determination dates so that you will receive few or no contingent payments. If you do not earn sufficient contingent payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying fund.
▪	There can be no assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether the closing price of the underlying fund will rise or fall. The closing price of the underlying fund will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying fund. You should be willing to accept the downside risks of owning equities in general and the underlying fund in particular, and to assume the risk that, if the securities are not redeemed early, you may lose a significant portion or all of your initial investment.

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▪	The underlying fund is an exchange-traded fund (an “ETF”) and its value may not completely track the value of the underlying constituents. Although the trading characteristics and valuations of ETFs such as the underlying fund will usually mirror the characteristics and valuations of the underlying constituents, their values may not completely track the values of their underlying constituents. The value of the underlying fund will reflect transaction costs and fees that the underlying constituents do not have. In addition, although the underlying fund is currently listed for trading on an exchange, there is no assurance that an active trading market will continue for the underlying fund or that there will be liquidity in the trading market.
▪	Fluctuation of the net asset value (the “NAV”). The NAV of the underlying fund may fluctuate with changes in the market value of the underlying constituents. The market price of the underlying fund may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. Furthermore, the underlying constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the underlying fund and may adversely affect the liquidity and prices of the underlying fund, perhaps significantly. For any of these reasons, the market price of the underlying fund may differ from its NAV per share and may trade at, above or below its NAV per share.
▪	Failure of the underlying fund to track the level of its target index. While the underlying fund is designed and intended to track the level of a specific index (the “target index”), as specified under “Information about the Underlying Fund”, various factors, including fees and other transaction costs, will prevent the underlying fund from correlating exactly with changes in the level of the target index. Accordingly, the performance of the underlying fund will not be equal to the performance of its target index during the term of the securities.
▪	The underlying fund utilizes a passive indexing investment approach. The underlying fund is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the underlying fund, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the target index by investing in a portfolio of stocks that generally replicate the target index. Therefore, unless a specific stock is removed from the target index, the underlying fund generally would not sell a stock because the stock’s issuer was in financial trouble. In addition, the underlying fund is subject to the risk that the investment strategy of its investment adviser may not produce the intended results.
▪	The underlying fund does not measure the performance of gold bullion. The underlying fund measures the performance of shares of gold and silver mining companies and not gold bullion. Therefore, the underlying fund may under- or over-perform gold bullion over the short-term or the long-term.
▪	The securities are subject to risks associated with the gold and silver mining industry. The stocks comprising the underlying fund are stocks of companies primarily engaged in the mining of gold or silver. The shares of the underlying fund may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the underlying fund primarily invests in a global universe of publicly traded small and medium-capitalization companies that are involved in the gold and silver mining industries, the shares of the underlying fund are subject to certain risks associated with such companies. Gold mining companies are highly dependent on the price of gold and subject to competition pressures that may have a significant effect on their financial condition. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. Silver mining companies are highly dependent on the price of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries.
▪	Economic interests of the calculation agent and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the

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initial price and the final price and whether the closing price of the underlying fund on any determination date is equal to or greater than the call threshold level or is less than the downside threshold level. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity or whether the securities are redeemed early. As UBS determines the economic terms of the securities, including the contingent payment, call threshold level and downside threshold level, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your securities in the secondary market.
▪	The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity. For antidilution and reorganization events affecting the underlying fund, the calculation agent may make adjustments to the initial price, downside threshold level and/or final price, as applicable, and any other term of the securities. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the underlying fund. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the securities and any payments on the securities, including the payment at maturity, if any, may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or this document as necessary to achieve an equitable result. Following a delisting, discontinuance or other suspension from trading of the underlying fund, the determination as to whether the contingent payment is payable to you on any coupon payment date, whether the securities are subject to an early redemption or the amount you receive at maturity may be based on the share of another ETF. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the securities and any payments on the securities, including your payment at maturity, if any. Regardless of any of the events discussed above, any payment on the securities is subject to the creditworthiness of UBS. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “—Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.
▪	UBS cannot control actions by the underlying fund issuer and the underlying fund issuer has no obligation to consider your interests. UBS and its affiliates are not affiliated with the underlying fund issuer and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the closing price. The underlying fund issuer is not involved in the securities offering in any way and has no obligation to consider your interest as an owner of the securities in taking any actions that might affect the market value of, or any payments on, your securities.
▪	Potential UBS impact on the underlying fund or an underlying constituent — Trading or transactions by UBS or its affiliates in the underlying fund or any underlying constituent, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying fund or any underlying constituent or the target index, may adversely affect the market price or level of the underlying fund during the term of the securities and, therefore, the market value of the securities and any payout to you of any contingent payments or at maturity.
▪	Potentially inconsistent research, opinions or recommendations by UBS. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying fund to which the securities are linked.
▪	Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of, and any amounts payable on, the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of, and any amounts payable on, the underlying fund. These hedging or trading activities on or prior to the pricing date could potentially affect the initial price and, as a result, the downside threshold level. Additionally, these hedging or trading activities during the term of the securities could potentially affect the price of the underlying fund on the determination dates and, accordingly, whether the securities are redeemed early and, if the securities are not called prior to maturity, the payout to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

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▪	The securities are not bank deposits. An investment in the securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
▪	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the securities and/or the ability of UBS to make payments thereunder. The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the securities, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the securities. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the securities) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the securities will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the securities. Consequently, holders of securities may lose all of some of their investment in the securities. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of securities or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.
▪	Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement.

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Information about the Underlying Fund

VanEck Vectors® Gold Miners ETF

All disclosures contained in this document regarding the underlying fund are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying fund. You should make your own investigation into the underlying fund.

The underlying fund is registered with the SEC. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by the underlying fund issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying fund issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

We have derived all information contained herein regarding the VanEck Vectors® Gold Miners ETF (the "GDX Fund") from publicly available information. Such information reflects the policies of, and is subject to change by the VanEck Vectors ETF Trust (the "Trust"), and Van Eck Associates Corporation ("Van Eck"). UBS has not undertaken an independent review or due diligence of any publicly available information regarding the GDX Fund. The GDX Fund is an investment portfolio maintained and managed by the Trust and advised by Van Eck. The Trust is a registered open-end investment company that consists of numerous separate investment portfolios, including the GDX Fund. The GDX Fund seeks to replicate the performance of the NYSE Arca Gold Miners Index (its "target index") by investing in a portfolio of securities that generally replicates the target index. The target index, calculated by NYSE Arca, is a modified market capitalization-weighted index consisting of common stocks and American depositary receipts of publicly traded companies involved primarily in mining for gold. The GDX Fund is passively managed and may not hold each Index component in the same weighting as the target index. The GDX Fund is classified as a "non-diversified" investment company under the Investment Company Act of 1940.

As of June 30, 2019 the net expense ratio of the GDX Fund is expected to accrue at an annual rate of 0.52% of the GDX Fund's average daily net asset value. Expenses of the GDX Fund reduce the net value of the assets held by the GDX Fund and, therefore, reduce value of the shares of the GDX Fund. As of June 30, 2019 the GDX Fund's five largest company holdings include: Newmont Goldcorp Corporation (11.92%), Barrick Gold Corporation (10.44%), Newcrest Mining Ltd (6.52%), Franco-Nevada Corporation (6.01%) and Agnico Eagle Mines Limited (5.04%).

In making your investment decision you should review publicly available information related to the GDX Fund, including its prospectus. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the GDX Fund, and such information is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. Shares of the GDX Fund are listed on the NYSE Arca under ticker symbol "GDX". Information filed by the Trust with the SEC can be found by reference to its SEC file numbers: 333-123257 and 811-10325.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the GDX Fund.

Information as of market close on July 19, 2019:

Bloomberg Ticker Symbol:	GDX UP <Equity>	52 Week High (on July 18, 2019):	$28.25
Current Stock Price:	$27.98	52 Week Low (on September 11, 2018):	$17.57
52 Weeks Ago (July 19, 2018):	$21.58

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Historical Information

The table below sets forth the published high and low closing prices, as well as end-of-quarter closing price, of the underlying fund for the specified period. The closing price of the underlying fund on July 19, 2019 was $27.98. The associated graph shows the closing prices of the underlying fund for each day from January 1, 2009 to July 19, 2019. The dotted lines represent the downside threshold level of $20.99 and the call threshold level of $27.98, which are equal to 75.00% and 100.00%, respectively, of the initial price. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying fund should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying fund at any time, including on any trading day during the term of the securities.

VanEck Vectors® Gold Miners ETF	High	Low	Period End
2015
First Quarter	$22.94	$17.67	$18.24
Second Quarter	$20.82	$17.76	$17.76
Third Quarter	$17.85	$13.04	$13.74
Fourth Quarter	$16.90	$13.08	$13.72
2016
First Quarter	$20.86	$12.47	$19.98
Second Quarter	$27.70	$19.53	$27.70
Third Quarter	$31.32	$25.45	$26.43
Fourth Quarter	$25.96	$18.99	$20.92
2017
First Quarter	$25.57	$21.14	$22.81
Second Quarter	$24.57	$21.10	$22.08
Third Quarter	$25.49	$21.21	$22.96
Fourth Quarter	$23.84	$21.42	$23.24
2018
First Quarter	$24.60	$21.27	$21.98
Second Quarter	$23.06	$21.81	$22.31
Third Quarter	$22.68	$17.57	$18.52
Fourth Quarter	$21.09	$18.39	$21.09
2019
First Quarter	$23.36	$20.31	$22.42
Second Quarter	$26.17	$20.17	$25.56
Third Quarter (through July 19, 2019)	$28.25	$24.58	$27.98

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Contingent Income Auto-Callable Securities due on or about July 22, 2022 $1,396,030 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF

The shares of the VanEck Vectors® Gold Miners ETF – Daily Closing Prices January 1, 2009 to July 19, 2019

This document relates only to the securities offered hereby and does not relate to the underlying fund or other securities linked to the underlying fund. We have derived all disclosures contained in this document regarding the underlying fund from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying fund.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying fund.

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Contingent Income Auto-Callable Securities due on or about July 22, 2022 $1,396,030 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF

Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Record date:	The record date for each contingent payment date shall be the date one business day prior to such scheduled contingent payment date.
Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Tax considerations:

The U.S. federal income tax consequences of your investment in the securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the securities, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the securities as prepaid derivative contracts with respect to the underlying fund. If your securities are so treated, any contingent payment that is paid by UBS (including on the maturity date or upon early redemption) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent payment, you should generally recognize capital gain or loss upon the taxable disposition of your securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent payment or any amount attributable to any accrued but unpaid contingent payment) and the amount you paid for your securities. Subject to the constructive ownership rules, discussed below, such gain or loss should generally be long-term capital gain or loss if you have held your securities for one year (otherwise, such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your securities prior to a contingent payment date, but that could be attributed to an expected contingent payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement.

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Contingent Income Auto-Callable Securities due on or about July 22, 2022 $1,396,030 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF

Section 1260. Because the underlying fund would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the securities could be treated as a constructive ownership transaction under Section 1260 of the Code. If the securities were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition or maturity of your securities could be recharacterized as ordinary income and you could be subject to an interest charge on any deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the securities as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences — Securities Treated as Prepaid Derivatives or Prepaid Forwards — Section 1260” in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently in excess of any receipt of contingent payments and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the securities.

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Contingent Income Auto-Callable Securities due on or about July 22, 2022 $1,396,030 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent payments is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, our counsel is of the opinion that contingent payments paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent payments. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 871(m) of the Code, discussed below, gain from the taxable disposition of a security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied, or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2021.

Based on our determination that the securities are not “delta-one” with respect to the underlying fund or any U.S. underlying constituent, our counsel is of the opinion that the securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the securities. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying fund, underlying constituents or your securities, and following such occurrence your securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the securities under these rules if you enter, or have entered, into certain other transactions in respect of the underlying fund, underlying constituents or the securities. If you enter, or have entered, into other transactions in respect of the underlying fund, underlying constituents or the securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your securities in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the securities.

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Contingent Income Auto-Callable Securities due on or about July 22, 2022 $1,396,030 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF

Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the U.S. and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income but, pursuant to certain Treasury regulations and IRS guidance, does not apply to payments of gross proceeds on the disposition (including upon retirement) of financial instruments. As the treatment of the securities is unclear, it is possible that any contingent payment with respect to the securities could be subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisors regarding the potential application of FATCA to the securities.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities similar to the securities purchased after the bill was enacted to accrue interest income over the term of such securities despite the fact that there may be no interest payments over the term of such securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying product supplement under “Use of Proceeds and Hedging.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.

In connection with the sale of the securities, we and/or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of securities before, on and after the pricing date of the securities. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We and/or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities, including any payment at maturity. See “Risk Factors” beginning on page 10 of this document for a discussion of these adverse effects.

Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document at the price to public less a fee of $0.25 per $10.00 stated principal amount of securities. UBS Securities LLC has agreed to resell all of the securities to Morgan Stanley Wealth Management with an underwriting discount of $0.25 reflecting a fixed structuring fee of $0.05 and a fixed sales commission of $0.20 per $10.00 stated principal amount of securities that Morgan Stanley Wealth Management sells.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with the offering, UBS, UBS Securities LLC, any

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Contingent Income Auto-Callable Securities due on or about July 22, 2022 $1,396,030 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF

other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the securities immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” beginning on page 11 of this document.

Prohibition of Sales to EEA Retail Investors:	The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Validity of the securities:	In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the securities offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the securities will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated October 29, 2018 filed on that date with the Securities and Exchange Commission as Exhibit 5.3 to the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the securities, authentication of the securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated October 29, 2018 filed on that date with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.

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